SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

SHURGARD STORAGE CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1155 Valley Street

Seattle, Washington 98109
Phone 206 624 8100
Fax 206 624 1645
www.shurgard.com

March 29, 2002

Dear Stockholder:

      You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Shurgard Storage Centers, Inc. at 3:00 p.m. on Tuesday, May 14, 2002, in the Illsley Ball Nordstrom Recital Hall located at Benaroya Hall, 200 University Street, Seattle, Washington 98101. Please see our web site at www.shurgard.com for directions.

      The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, please vote your shares in one of three ways: via Internet, telephone or mail. If you elect to vote by mail, please sign, date and return your proxy card in the enclosed postage-paid envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy. If you plan to attend and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership.

Sincerely,

CHARLES K. BARBO
Chairman, President and
Chief Executive Officer

IMPORTANT

A proxy card is enclosed. All stockholders are urged to complete and mail the proxy card promptly, or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

PROXY STATEMENT FOR ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS AND DIRECTOR INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT AUDITORS
PROPOSAL 2: AMENDMENT OF THE COMPANY’S 2000 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S CLASS A COMMON STOCK FOR WHICH AWARDS MAY BE GRANTED FROM 1,400,000 SHARES TO 2,800,000 SHARES
SOLICITATION OF PROXIES
OTHER MATTERS
PROPOSALS OF STOCKHOLDERS
ANNUAL REPORT

SHURGARD STORAGE CENTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2002

To the Stockholders:

      The 2002 Annual Meeting of Stockholders of Shurgard Storage Centers, Inc. will be held in the Illsley Ball Nordstrom Recital Hall located at Benaroya Hall, 200 University Street, Seattle, Washington 98101, on Tuesday, May 14, 2001, at 3:00 p.m. for the following purposes:

1.	To elect two directors to the Company’s Board of Directors;

2.	To approve the amendment of the Company’s 2000 Long-Term Incentive Plan to increase the number of shares of the Company’s Class A Common Stock for which awards may be granted from 1,400,000 shares to 2,800,000 shares; and

3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

      The record date for the Annual Meeting is March 19, 2002. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the meeting will be available at the Company’s offices at 1155 Valley Street, Suite 400, Seattle, Washington 98109, for ten days immediately prior to the meeting.

      Whether or not you plan to attend the Annual Meeting, the Board of Directors encourages you to vote your shares via Internet, telephone or mail as more fully described on the proxy card. Your proxy may be revoked at any time before it is exercised, by submitting to the Corporate Secretary written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person. Stockholders attending the Annual Meeting may vote in person even if they have previously returned a proxy.

By Order of the Board of Directors,

CHRISTINE M. MCKAY
Secretary

Seattle, Washington

March 29, 2002

SHURGARD STORAGE CENTERS, INC.

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS
To Be Held May 14, 2002

General

      The enclosed proxy is solicited by the Board of Directors of Shurgard Storage Centers, Inc. (the “Company”) for use at the 2002 Annual Meeting of Stockholders to be held at 3:00 p.m. on Tuesday, May 14, 2002, in the Illsley Ball Nordstrom Recital Hall at Benaroya Hall, located at 200 University Street, Seattle, Washington 98101, and at any postponement or adjournment thereof (the “2002 Annual Meeting”). Only holders of record of the Company’s Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 19, 2002 will be entitled to vote at the 2002 Annual Meeting. On that date, the Company had 32,972,316 shares of Class A Common Stock and 154,604 shares of Class B Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote.

      The address of the Company’s principal executive offices is 1155 Valley Street, Suite 400, Seattle, Washington 98109. This Proxy Statement and the accompanying proxy card are being mailed to the Company’s stockholders on or about March 29, 2002.

Quorum

      A quorum for the Annual Meeting shall consist of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2002 Annual Meeting, present in person or by proxy.

Voting

      Shares of Common Stock for which proxies are properly executed and returned will be voted at the 2002 Annual Meeting in accordance with the directions noted thereon or, in the absence of directions, will be voted “FOR” the election of the nominees for the Board of Directors named herein and “FOR” the amendment of the Company’s 2000 Long-Term Incentive Plan to increase the number of shares available thereunder as described herein.

      If any of the nominees for the Board of Directors become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. The nominees for election to the Board of Directors who receive the greatest number of votes cast will be elected as directors. The proposed amendment to the 2000 Plan must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and present at the Annual Meeting.

      Abstention from voting will have no impact on the outcome of the proposals to be voted upon at the 2002 Annual Meeting, since no vote will have been cast at the Annual Meeting for the purpose of voting on such proposals. There can be no broker non-votes on the election of directors or the amendment to the Company’s 2000 Long-Term Incentive Plan since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to these proposals.

Revocation

      Any stockholder giving a proxy may revoke it at any time before it is voted by (i) delivering to the Company’s Secretary a written notice of revocation, (ii) delivering to the Company’s Secretary a duly executed proxy bearing a later date, or by (iii) attending the 2002 Annual Meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

      The Board of Directors is divided into three classes. Each class is elected for a three-year term and directors in the other classes remain in office until their respective three-year terms expire. The Company’s Board of Directors presently consists of six members with two members in each class.

Information About The Directors Nominated For Election

If Elected, Terms To Expire In 2005 (Class 2)

      W. Thomas Porter (age 68) has served as a director of the Company since his appointment in March 1999. He retired as an Executive Vice President and member of the senior management committee of Seafirst Bank in March 1999, after 15 years in numerous leadership positions with Rainier Bank, Security Pacific Bank, and Seafirst Bank (a unit of Bank of America). Prior to his career in banking, for 15 years he was with Touche Ross & Co. in New York and Seattle and was National Partner for Professional Development and Planning. He also was the National Partner in charge of Executive Financial Counseling. He was a Professor of Management Control at the University of Washington for 9 years and for one year at the North Europe Management Institute in Oslo, Norway. Dr. Porter has a Bachelor of Science degree from Rutgers University, a Master of Business Administration degree from the University of Washington, and a Doctor of Philosophy degree from Columbia University. Mr. Porter is an officer of Coldstream Holdings, Inc., a registered investment company.

      Raymond A. Johnson (age 60) has served as a director of the Company since his appointment in September 1997. He retired from Nordstrom, Inc. as its Co-Chairman and a member of its Board of Directors in 1996. Prior to that, he was Nordstrom, Inc.’s Co-President, as well as holding a variety of executive and managerial positions at Nordstrom, Inc. in Washington and California, dating back to 1969. He attended Western Washington University.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR.

Information About Directors Whose Terms Of Office Continue After The Annual Meeting

Terms To Expire In 2003 (Class 3)

      Wendell J. Smith (age 69) has served as a director of the Company since March 1994 and as a director of the Company’s wholly-owned subsidiary, SSC Property Holdings, Inc., since August 1994. He has previously served on the Western and National Advisory Boards for Federal National Mortgage Association and the Advisory Board of the Center for Real Estate Research at the University of California. He retired in 1991 from the State of California Public Employees Retirement System (“CalPERS”) after 27 years of employment, the last 21 in charge of all real estate equities and mortgage acquisitions for CalPERS. During those 21 years, CalPERS invested over $8 billion in real estate equity and $13 billion in mortgages. In 1991, Mr. Smith established W.J.S. & Associates, which provides advisory and consulting services for pension funds and pension fund advisors.

      Harrell L. Beck (age 45) has served as a director of the Company and as its Chief Financial Officer and Treasurer since July 1993. Prior to the closing of the Company’s merger with Shurgard Incorporated, Mr. Beck also served as the Company’s President. He was named Senior Vice President of the Company upon the closing of the merger with Shurgard Incorporated. He joined Shurgard Incorporated in April 1986 as the Eastern Regional Vice President, in 1990 became its Chief Financial Officer, and, in 1992, its Treasurer. Prior to joining Shurgard Incorporated, Mr. Beck was a manager with Touche Ross & Co., where he was employed for approximately six years, during which time he provided services primarily to clients in the real estate and aerospace industries. Mr. Beck has a Bachelor of Arts degree in Business Administration from Washington State University and is a member of the American Institute of Certified Public Accountants.

Terms To Expire In 2004 (Class 1)

      Charles K. Barbo (age 60) has been involved as a principal in the real estate investment industry since 1969. Mr. Barbo is one of the co-founders of Shurgard Incorporated which was organized in 1972 to provide property management services for self storage facilities and other real estate and commercial ventures. Prior to the merger of our former management company, Shurgard Incorporated, with and into the Company in 1995, he served as Chairman of the Board and President of Shurgard Incorporated. On the closing of the merger with Shurgard Incorporated, he was named Chairman of the Board, President, and Chief Executive Officer of the Company. Mr. Barbo is a graduate of the Owner/ President Management Program of Harvard Business School and has a Bachelor of Arts degree in history from the University of Washington. He is an alumnus of the Young Presidents’ Organization.

      George P. Hutchinson (age 63) has served as a director of the Company since his appointment in December 1997. Mr. Hutchinson has been involved in the securities brokerage and international investment banking industries for over 30 years. From 1970 to 1990, he was with Salomon Brothers in New York, London, Hong Kong, Tokyo, and Zurich. Since 1990, he has been President of G. P. Hutchinson & Co., in Seattle, which he established to provide investment banking services to regional companies. Mr. Hutchinson has a Bachelor of Arts degree from the University of Washington and a Master of Business Administration degree from Columbia University.

      Twelve Board of Directors meetings were held in 2001.

Committees Of The Board Of Directors

      The Company has established four standing committees of its Board of Directors-an Audit Committee, a Compensation Committee, a Nominating and Organization Committee, and a European Investment Committee. Each of these committees is responsible to the full Board of Directors and its activities are therefore subject to the approval of the Board of Directors. The functions performed by these committees are summarized as follows:

      Audit Committee. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company’s annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and independent accountants’ letter of comments and management’s responses thereto, major accounting changes made or contemplated, and the effectiveness and efficiency of the Company’s internal accounting staff. The members of the Audit Committee are W.J. Smith (Chair), George P. Hutchinson, and W. Thomas Porter. The Audit Committee met five times in 2001. See (“Audit Committee Report” below).

      Compensation Committee. The Compensation Committee establishes the remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefits programs and recommends and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans, and any other cash or stock incentive programs. The members of the Compensation Committee are Raymond A. Johnson (Chair), George P. Hutchinson, W.J. Smith and W. Thomas Porter. The Compensation Committee met six times in 2001.

      Nominating and Organization Committee. The Nominating and Organization Committee makes recommendations to the Board of Directors regarding: (i) the size and composition of the Board of Directors, (ii) nominees for director positions, (iii) the organization of the Company, and performs such other duties as may be assigned by the Board. This Committee considers nominees recommended by stockholders in accordance with the procedures governing such nominations set forth in the Company’s Bylaws. In March 2001, the Board reconstituted the Nominating and Organization Committee and elected Messrs. Porter (as Chair), Johnson, Smith, and Hutchinson to that Committee. The Nominating and Organization Committee met one additional time in 2001.

      European Investment Committee. The European Investment Committee was formed in October 1999. The European Investment Committee is responsible for reviewing the performance of the Company’s

European operations and providing advice to the Board of Directors with respect to the Company’s European expansion and operations strategies. The Committee members also represent the Company on the Management Committee of Shurgard Self Storage, S.C.A.. The members of the European Investment Committee are George P. Hutchinson and Charles K. Barbo. The European Investment Committee held three meetings in person and met two times by conference call in 2001.

      All members of the Board of Directors attended at least 75% of the total number of Board meetings and Committee meetings of which they are members.

Director Compensation

      Fees. Directors who are employees of the Company do not receive any fees for their services as directors. In 2001, Directors who were not employees of the Company were paid an annual retainer of $20,000 for serving on the Board of Directors, an additional fee of $1,000 for each meeting of the Board of Directors attended, and $1,000 for each meeting of a committee of the Board of Directors attended. In addition, non-employee directors who serve on the European Investment Committee receive an annual retainer of $20,000 per year for their service on that committee. The Company reimburses each non-employee director for travel expenses incurred in connection with activities on behalf of the Company.

      Options and Restricted Stock. On January 3, 2001, the Board granted options for 10,000 shares to Messrs. Johnson, Porter, and Smith and 20,000 shares to Mr. Hutchinson exercisable at fair market value on the grant date ($24.56 per share), under the Company’s Amended and Restated Stock Incentive Plan for Non-Employee Directors implemented in 1996 (the “Director Plan”). These options vest on the day of the 2002 Annual Meeting. On December 12, 2001, the Board granted options for 12,000 shares to Mr. Hutchinson and options for 6,000 shares each to Messrs. Johnson, Porter, and Smith exercisable at fair market value on the grant date ($30.75 per share) under the Director Plan. These options vest on the day of the 2003 Annual Meeting. On the same date, the Board granted 1,000 shares of restricted stock pursuant to the Company’s 2000 Long-Term Incentive Plan to Mr. Hutchinson and 500 shares of restricted stock each to Messrs. Johnson, Porter, and Smith. These shares have a market value of $30.75 per share based on the closing price on the date of grant. The restrictions lapse on the day of the 2003 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it or on written representations from certain reporting persons required for those persons, the Company believes that during the 2001 fiscal year all filing requirements applicable to its officers and directors were complied with by such persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 19, 2002, certain information with respect to the beneficial ownership of shares of Class A Common Stock and Class B Common Stock by each director of the Company, each executive officer of the Company for whom compensation information is reported in this proxy statement, and all directors and executive officers of the Company as a group. It also sets forth, as of the dates noted, certain information with respect to stockholders who beneficially own more than 5% of the shares of Class A Common Stock or Class B Common Stock. Based on such information furnished by such owners, and except as otherwise noted, the Company believes that the beneficial owners of the shares of Common Stock listed below have sole voting and investment power with respect to such Common Stock.

		Amount and
		Nature of
	Title of	Beneficial		Percent
Name and Address of Beneficial Owner	Class	Ownership		of Class

Charles K. Barbo	Class A Common Stock	1,554,843	(1)	4.72%
1155 Valley Street, Suite 400	Class B Common Stock	78,075	(2)	50.50%
Seattle, WA 98109
Arthur W. Buerk	Class A Common Stock	505,101		1.53%
Buerk Craig Victor LLC	Class B Common Stock	76,529	(2)	49.50%
2033 6th Ave., Suite 1001
Seattle, WA 98121
Morgan Stanley Dean Witter & Co. Inc.	Class A Common Stock	2,032,697	(3)	6.16%
1585 Broadway
New York, NY 10036
David K. Grant	Class A Common Stock	95,379	(4)	*
Harrell L. Beck	Class A Common Stock	254,682	(5)	*
Steven P. Tyler	Class A Common Stock	80,397	(6)	*
John B. Steckler	Class A Common Stock	3,694	(7)	*
Christine M. McKay	Class A Common Stock	42,916	(8)	*
Wendell J. Smith	Class A Common Stock	37,517	(9)	*
George P. Hutchinson	Class A Common Stock	48,920	(10)	*
Raymond A. Johnson	Class A Common Stock	28,500	(11)	*
W. Thomas Porter	Class A Common Stock	29,875	(12)	*
All directors and executive	Class A Common Stock	2,176,723	(13)	6.60%
officers as a group (10 persons)	Class B Common Stock	78,075		50.50%

*	Less than 1%.

(1)	Includes 8,355 shares held for Mr. Barbo’s individual account under the ESOP portion of the Company’s Employee Retirement Savings Plan and Trust (“ESOP”), 6,000 shares held by trusts of which Mr. Barbo is a trustee, 410 shares owned by a corporation controlled by Mr. Barbo, and 463,842 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

(2)	Class B Common Stock entitled Mr. Barbo and Mr. Buerk each to a loan in an amount necessary to satisfy his general partner capital obligations resulting from the consolidation of the Company. Class B Common Stock is convertible into Class A Common Stock at a one-to-one ratio upon repayment of the loan. With respect to Mr. Barbo, includes 1% of Class B Common Stock held by a corporation wholly owned by Mr. Barbo.

(3)	All information with respect to Morgan Stanley Dean Witter & Co. (“MSDW”) is based solely on Schedule 13G dated February 13, 2002, filed by MSDW. MSDW has shared voting power over 1,893,797 shares (or approximately 5.75% of the total outstanding shares), and shared dispositive power over 2,032,697 shares (or approximately 6.17% of the total outstanding shares). Of the 2,032,697 shares, 1,844,700 are owned by accounts managed on a discretionary basis by Morgan Stanley Investment Management Inc., a wholly owned subsidiary of MSDW which has shared voting power over 1,711,400 shares (approximately 5.20% of the total outstanding shares), and shared dispositive power over 1,844,700 shares (approximately 5.60% of the total outstanding shares). No single such account holds more than five percent of the class.

(4)	Includes 19,740 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 6,615 shares held for Mr. Grant’s individual account under the ESOP.

(5)	Includes 215,004 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 6,079 shares held for Mr. Beck’s individual account under the ESOP.

(6)	Includes 69,779 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days, 1,001 shares held for Mr. Tyler’s individual account under the ESOP, and 1,651 shares purchased through the Company’s Employee Stock Purchase Plan.

(7)	Mr. Steckler left the Company in December 2001 and his remaining stock options expired in March, 2002. Includes 1,001 shares held for Mr. Steckler’s individual account under the ESOP.

(8)	Includes 36,290 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 553 shares held for Ms. McKay’s individual account under the ESOP.

(9)	Includes 31,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

(10)	Includes 600 shares directly owned by Mr. Hutchinson’s wife and children, and 44,420 shares currently exercisable or exercisable within 60 days.

(11)	Includes 26,500 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

(12)	Includes 21,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

(13)	Includes an aggregate of 927,575 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

EXECUTIVE COMPENSATION

Compensation Of Executives

      The following table sets forth the compensation for services rendered during the fiscal years ended December 31, 2001, 2000, and 1999, for the Company’s Chief Executive Officer, for the four other most highly compensated executive officers of the Company, and for one former executive officer of the Company.

Summary Compensation Table

					Shares	Long-Term
					Underlying	Compensation
					Options/
		Annual Compensation		Restricted	Stock		All Other
				Stock	Option	LTIP	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Awards($)(2)	Awards(#)	Payouts	($)(3)

Charles K. Barbo	2001	300,000	55,500	389,418	89,376	-0-	3,400
Chairman, President and Chief	2000	300,000	-0-	372,960	380,000	-0-	3,400
Executive Officer	1999	300,000	70,564	-0-	200,000	21,423	9,600
David K. Grant(4)	2001	300,000	90,000	-0-	-0-	-0-	169,632
Executive Vice President	2000	242,000	27,200	-0-	-0-	-0-	75,257
and Managing Director of	1999	190,000	43,600	-0-	-0-	-0-	136,008
European Operations
Harrell L. Beck	2001	190,000	104,825	121,708	35,350	-0-	22,545
Director, Senior Vice	2000	185,000	-0-	116,550	75,000	-0-	13,981
President, Chief Financial	1999	165,000	39,938	-0-	146,000	4,674	13,718
Officer, Principal Accounting Officer and Treasurer
John Steckler	2001	157,000	56,350	-0-	-0-	-0-	8,477
Former Senior Vice President	2000	150,000	29,400	46,620	25,000	-0-	12,704
Marketing	1999	125,000	34,985	-0-	55,000	3,116	10,728
Steve Tyler	2001	190,000	58,854	97,354	22,344	-0-	11,851
Senior Vice President	2000	164,583	31,080	93,240	45,000	-0-	12,894
Operations	1999	117,000	26,298	-0-	55,000	3,116	14,633
Christine M. McKay(5)	2001	150,000	46,375	73,031	19,861	-0-	10,279
Senior Vice President, Secretary	2000	120,058	12,650	69,930	40,000	-0-	6,396
and General Counsel

(1)	Includes bonus awards earned during 2001 pursuant to the terms of incentive compensation, discretionary bonus and profit-sharing arrangements.

(2)	The listed dollar values of restricted shares shown in the table for the 2001 grant are based on the NYSE closing price on the date of grant (December 12, 2001) of $30.75. The listed dollar values of restricted shares shown in the table for the 2000 grant are based on the NYSE closing price on the date of grant (December 7, 2000) of $23.31. As of December 31, 2001, Mr. Barbo held 28,664 restricted shares with an aggregate 2001 fiscal year end value based on the NYSE closing price on that date of $917,248, Mr. Beck held 8,958 restricted shares with an aggregate 2001 fiscal year end value of $286,655, Mr. Steckler held 400 restricted shares with an aggregate 2001 fiscal year end value of $12,800, Mr. Tyler held 7,166 restricted shares with an aggregate 2001 fiscal year end value of $229,312, and Ms. McKay held 5,375 restricted shares with an aggregate 2001 fiscal year end value of $172,000. Mr. Steckler sold 400 shares in early 2002, and his remaining restricted shares (1,600) were returned to the Company in January 2002. The restricted shares have voting and dividend rights. For a more detailed description of the restricted shares, see “Long-Term Equity Incentives” below.

(3)	For the year ended December 31, 2001, with respect to each of Mr. Beck, Mr. Steckler, Mr. Tyler and Ms. McKay, includes: $3,400 contributed by the Company under its Employee Retirement Savings Plan (ESOP); employer-matching contributions made by the Company under its Employee Retirement Savings 401(k) Plan of $3,405 for Mr. Beck, $3,366 for Mr. Steckler, $3,383 for Mr. Tyler, and $3,345

for Ms. McKay; and, with respect to Mr. Beck, Mr. Steckler, Mr. Tyler and Ms. McKay, includes payments of $6,950, $5,111, $5,068, and $3,535 respectively, paid annually towards insurance premiums for an executive disability plan. With respect to Mr. Beck, includes a cash payment of $8,789 relating to interests in cash distributions from investment in certain partnerships.

(4)	For the year ended December 31, 2001, includes: employer-matching contributions made by the Company under its 401(k) plan of $3,359, $3,400 contributed by the Company under its ESOP, and $13,382 relating to interests in cash distributions from investments in certain partnerships. Other compensation amounts for 2001 relating to Mr. Grant’s relocation in connection with the Company’s European joint venture include $149,491 for cost of living adjustments, education, housing, personal travel and automobile allowances.

(5)	Ms. McKay was appointed Senior Vice President, Secretary and General Counsel of the Company in October 1999.

Option Grants

      The following table sets forth certain information regarding options to purchase shares of Class A Common Stock granted to the Company’s executive officers for whom compensation information is reported in this proxy statement during the fiscal year ended December 31, 2001.

Option Grants In Fiscal 2001

	Individual Grants
						Value at Assumed Annual
	Number of	Percent of		Exercise		Rates of Stock Price
	Shares	Total Options		Price of		Appreciation for Option
	Underlying	Granted to	Exercise	Discounted		Term(5)
	Options	Employees in	Price	Options	Expiration
Name	Granted(1)	Fiscal Year	($/Share)(2)	($/Share)(3)	Date	5%($)	10%($)

Charles K. Barbo	47,040	8.53%	30.75		12/12/11	$909,683	$2,305,317
	42,336	7.68%		26.14	12/12/11	$695,974	$1,763,736
Harrell L. Beck	14,828(4)	2.69%	30.75		12/12/11	$286,751	$726,684
	20,522	3.72%		26.14	12/12/11	$337,367	$854,955
John Steckler	-0-	N/A	N/A	N/A	N/A	N/A	N/A
David K. Grant	-0-	N/A	N/A	N/A	N/A	N/A	N/A
Steve Tyler	11,760	2.13%	30.75		12/12/11	$227,421	$576,329
	10,584	1.92%		26.14	12/12/11	$173,994	$440,934
Christine M. McKay	10,453	1.90%	30.75		12/12/11	$202,145	$512,276
	9,408	1.71%		26.14	12/12/11	$154,661	$391,941
All Stockholders	32,514,831	N/A	N/A	N/A	N/A	$628,788,377	$1,593,473,202

(1)	Unless otherwise noted, the options vest in annual installments of 33.33% commencing on the first anniversary of the date of grant. In the event of certain business combinations, the vesting of outstanding options will be accelerated. All grants were made under the 2000 Long-Term Incentive Plan. (See “Long-Term Equity Incentives” below.) The top line in the column is for a grant of non-qualified options granted at fair market value on the date of grant; the second line in the column represents a grant of discounted options (see footnote 3 below).

(2)	Options granted at the fair market value on the date of grant (December 12, 2001).

(3)	Discounted options were granted at 85% of the fair market value on the date of grant (December 12, 2001).

(4)	Of the total, 7,655 options vest on June 12, 2002.

(5)	The actual value, if any, that the named executive officer or any other individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The gain for “All Stockholders” is calculated by using $30.75, the closing price per share of Class A Common Stock as reported by the New York Stock Exchange on December 12, 2001, the date of the first option grant to an executive officer in 2001, and 32,514,831 shares, the number of shares of Class A Common Stock outstanding as of that date. There can be no assurance that the actual value per share realized by the named executive officer or by all stockholders will approximate the potential realizable values set forth in the table.

Option Exercises In Last Fiscal Year And Year-End Option Values

      The following table sets forth certain information regarding options held as of December 31, 2001 by each of the Company’s executive officers for whom compensation information is reported in this proxy statement. No options were exercised by these persons during the fiscal year ended December 31, 2001. Mr. Steckler exercised options for all of his exercisable shares in January 2002 following his departure from the Company.

Aggregated Option Exercises In Last Fiscal Year

And Year End Option Values

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options		In-The-Money Options
	Fiscal Year-End(#)		At Fiscal Year-End($)(1)

Name	Exercisable	Unexercisable	Exercisable		Unexercisable

Charles K. Barbo(3)	498,980	409,375	3,127,099	(2)	3,134,352
David K. Grant	19,740	-0-	239,914	(2)	-0-
Harrell L. Beck	196,671	127,016	1,519,733	(2)	939,122
John Steckler(4)	63,113	37,995	477,763		316,908
Steve Tyler	69,779	70,677	535,690		509,502
Christine M. McKay	36,290	57,193	343,231	(2)	408,170

(1)	This amount is the aggregate number of outstanding options multiplied by the difference between $32.00 (the NYSE closing price of Class A Common Stock on December 31, 2001) and the exercise price of those options that are below $32.00.

(2)	This amount includes dividend equivalents of $11.36 per share as of December 31, 2001, payable to the option holder upon exercise of the following total number of exercisable stock options: Mr. Barbo, 5,137; Mr. Grant, 2,740; Mr. Beck, 1,370; and Ms. McKay, 375.

(3)	30,000 stock option shares held by Mr. Barbo, all of which are exercisable, include a bonus of $2.25 per share, payable in cash upon exercise. Such bonus amount is included in the value of the options at fiscal year end.

(4)	All of Mr. Steckler’s remaining unexercised options expired March 15, 2002. In January 2002, Mr. Steckler exercised options for a total of 63,113 shares at prices between $32.15 and $32.40 per share.

Report Of Compensation Committee On Executive Compensation

Compensation Philosophy And History

      The Company’s compensation system is structured to attract and retain executives who are entrepreneurial and agree to be compensated, in significant part, by creating value for stockholders. The Company believes that this structure is advantageous to stockholders because the fixed costs of salaries are minimized, and executives’ and stockholders’ interests are aligned. The Compensation Committee first engaged an independent consultant in 1997 to review the compensation philosophy of the Company and the compensation levels for the senior executives and board members, in order to ensure that the compensation system remains aligned with these considerations and corporate goals. The independent consultant has updated this report for the Committee each fall beginning in October 1999 including the most recent update issued in October 2001.

Compensation Policies

      For 2001, the Company’s compensation policies continued to reflect the movement from below-market toward market-level salaries, and toward incentivizing executives to earn total compensation at or above median levels through the use of bonus and equity incentives that are performance based.

      Salaries. Base salaries for all of the executive officers are reviewed annually and may be increased by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in funds from operations (“FFO”) per share of common stock, and on the basis of other factors, which include individual performance, execution of the strategic plan, the functions performed by the executive officer, leadership skills, and changes in competitive compensation data which the Committee reviews each year. The weight given the factors by the Compensation Committee may vary from individual to individual. The Compensation Committee, however, intends to reward executive officers for their achievements primarily through the annual incentive bonus and long-term equity incentive compensation awards discussed below. With respect to base salaries, the Compensation Committee reviewed the independent compensation consultant’s reports from 2001, which included data from nine surveys reflecting organizations of comparable size and organization structure in the REIT, retail, and service industries. In addition, the consultant reviewed published compensation information for 18 publicly traded, self-administered REITs with estimated 2001 assets of between $500 million and $4.5 billion. The Committee believes that the company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity Index in the stock price performance chart that compares stockholder returns. Some, but not all, of the companies included in the stock price performance chart are included in the compensation surveys. Overall, base salaries for the executive officers fall below the 50th percentile of the industries from which the Company recruits employees such as retail, fast food, restaurant, leisure, hospitality, and REITs. For future years, the Committee’s intention is to move base salaries closer to the 50th percentile.

      The Compensation Committee reviewed and approved the salaries for the CEO and each of the named executive officers. The Committee established Mr. Barbo’s annual salary at $300,000, after considering Mr. Barbo’s years of experience in and knowledge of the self storage industry, his leadership in infusing the entire Company with strong corporate values and a common mission, and the continued improvement of operating results from the Company’s properties.

      Annual Incentive Bonus. The Company established target bonuses based on the Company’s funds from operations for 2000, except in the case of Mr. Grant, whose performance criteria were established in relation to European developments and budget-to-date actual performance. Actual bonus amounts are determined after the fiscal year end in accordance with a bonus plan adopted each year. The bonus plan for 2001 was tied to individual performance objectives, and achievement of a specific target for funds from operations (“FFO”), a measurement commonly used in the REIT industry, with a discretionary component.

      Long-Term Equity Incentives. Long-term equity compensation is the linchpin of the Company’s compensation policy of incentivizing entrepreneurial interest in the creation of stockholder wealth. Generally, the number of stock options granted to an executive officer increases in relation to the executive officer’s level of responsibility in the Company and his or her ability to directly impact the profitability of the Company. The number of options previously granted and other stockholdings by the named executive officers were not considered in making the awards. The Company adopted its first stock option plan in 1993, and in 1995, adopted a Long-Term Incentive Compensation Plan for the purpose of encouraging employees to acquire and maintain stock ownership in the Company.

      On December 7, 2000, executives in the Company, other than Mr. Grant, were granted stock options at fair market value on the date of the grant ($23.31 per share) under the 2000 Long-Term Incentive Plan (the “2000 Plan”) adopted by the shareholders in May 2000. The options vest annually over three years. Mr. Barbo was granted options on 180,000 shares. These options were intended as a part of the executives’ compensation package for 2001. On December 12, 2001, further stock option grants were made to executives other than Mr. Grant and Mr. Steckler under the 2000 Plan, including, for the first time, discounted stock options granted at 85% of fair market value on the date of grant ($26.14). Under these grants, Mr. Barbo received options on 47,040 shares at the fair market value on the date of grant of $30.75 per share and discounted options on 42,336 shares.

      On December 12, 2001, Messrs. Barbo, Beck, and Tyler, Ms. McKay and other Company officers were granted shares of restricted stock under the 2000 Plan. The shares under this grant vest over five years, and any unvested portion is forfeited in the event that the executive’s employment with the company is terminated prior to full vesting. In the event of certain business combination transactions as defined in the 2000 Plan, the shares become fully vested and all forfeiture restrictions lapse. Mr. Barbo received a grant of 12,664 restricted shares which had a fair market value on the date of grant of $30.75 per share. (See “Summary Compensation Table” above.) The December option and restricted stock grants are considered part of the executives’ compensation package for 2002.

      Other Benefits. The Company also offers its executives and other employees the opportunity to participate in a 401(k) Plan and Employee Stock Ownership Plan known as the Shurgard Employee Retirement Savings Plan and Trust through which the Company may make discretionary matching contributions. The salary deferral component of this plan provides for participants to direct their contributions to one or more of eight mutual fund investment options administered by Scudder Investments. In addition, the Company has an Employee Stock Purchase Plan under which employees may purchase Company common stock through payroll deduction at a discount not less than 85% of the fair market value on any offering date.

      Policy with Respect to Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure, and shareholder approval requirements are met. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 2001 is also expected to qualify for deductibility. The Company’s executive compensation programs are designed to provide awards based on individual and Company performance measures. To the extent there is no adverse effect on this performance-related approach or on the Company’s ability to provide competitive compensation, it is the Committee’s policy to minimize executive compensation expense that is non-deductible by the Company for tax purposes.

Respectfully submitted,

Raymond A. Johnson, Chair
W.J. Smith
George P. Hutchinson
W. Thomas Porter

Stock Price Performance

      Set forth below are line graphs comparing the cumulative total return on the Class A Common Stock during the period beginning on January 1, 1997, and ending on December 31, 2001, the last day of the Company’s 2001 fiscal year, with the cumulative total return on the Standard & Poor’s 500 Index and the Equity REIT Index prepared by NAREIT. The comparison assumes $100 was invested on January 1, 1996, and assumes reinvestment of dividends. The stock price performance shown on the graphs is not necessarily indicative of future price performance.

	Dec-96	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01

Shurgard Storage Centers, Inc.	$100	$105	$100	$97	$112	$157
S&P 500®	$100	$133	$171	$208	$189	$166
NAREIT Equity REIT Index	$100	$120	$99	$95	$120	$136

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans Relating To Class B Common Stock

      On March 1, 1994, as a part of the consolidation of 17 partnerships and formation of the Company (“the Consolidation”), the Company made a $1,981,000 interest-free loan to Mr. Barbo to enable him to make certain capital contributions that were required in connection with that Consolidation. Mr. Barbo’s shares of Class B Common Stock have been pledged as collateral for the loan. On repayment of the loan, a percentage of the Class B Common Stock equal to the percentage of the loan principal being repaid will be released from the pledge and Mr. Barbo will then have the option to convert his Class B Common Stock, on a share-for-share basis, into Class A Common Stock. In April 2000 the Board approved an extension of the maturity date for Mr. Barbo’s loan to March 1, 2003. As a condition of the extension Mr. Barbo began paying interest equal to 200 basis points above the London Interbank Offered Rate (LIBOR) commencing September 1, 2000. In 2001, the other Class B Shareholder, Arthur W. Buerk, continued to repay his loan and 76,529 Class B shares are currently eligible for conversion to Class A shares.

Shurgard Storage To Go, Inc.

      Since 1996, the Company has invested in cash and issued equity in Shurgard Storage To Go, Inc., a Washington corporation (“Shurgard To Go”) whose business is to provide services ancillary to self storage, including but not limited to containerized storage services. The Company originally owned five percent (5%) of the Series A Common Stock in Shurgard To Go. In June 2001, the Company purchased the 95% of the Series A Common stock of Shurgard Storage To Go which was formerly owned by Charles K. Barbo, Harrell L. Beck, Steven Tyler, John Steckler, and other individuals who are or were key employees of the Company at a price of $2.30 per share. The purchase prices for the shares were based upon a business evaluation conducted by an independent financial advisor. Mr. Barbo received $17,358 in exchange for his shares, Mr. Beck received $2,156, and Messrs. Tyler and Steckler each received $4,313. Over a three-year period commencing March 1998 and ending March 2001 the Company and Mr. Barbo purchased a total of 5,000 Series A Common shares and 95,000 Series B Common shares from an unaffiliated third party pursuant to a written agreement. Under that agreement Mr. Barbo purchased a total of 2,400 Series A Common shares at a price of $10.00 per share. The remainder of Mr. Barbo’s Series A Common shares were acquired prior to 1998.

Real Property Transaction

      In December 2001, the Company purchased an undivided 50% interest in a storage facility located in Flint, Michigan from a family partnership controlled by Mr. Barbo. The facility has operated as a Shurgard Storage Center under a Management Services Agreement since 1979. The other 50% undivided interest was purchased from one of the founders of the Company who is no longer an affiliate of the Company. The purchase price of $2,324,000 for the property was determined based on evaluation of a competing offer by an unrelated third party, and was paid as follows: $1,102,913 in cash and $1,221,087 through the assumption of existing third party financing. Mr. Barbo did not participate in the approval of the purchase by management or the Board of Directors.

Employment Agreements; Change In Control Arrangements

      1993 Stock Option Plan. The 1993 Stock Option Plan provides that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will become fully exercisable. Such options, if not exercised, will terminate upon consummation of such transactions. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

      1995 Long-Term Incentive Plan. In the event of certain mergers or consolidations involving the Company, a sale, lease, exchange, or other transfer of all or substantially all of the Company’s assets, or a liquidation or dissolution of the Company, outstanding options, stock appreciation rights and restricted stock under the 1995 Incentive Plan will become fully exercisable, subject to certain exceptions. In addition, the Compensation Committee may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the 1995 Incentive Plan.

      2000 Long-Term Incentive Plan. In the event of certain mergers or consolidations or a sale of substantially all the assets or a liquidation of the Company, each option, stock appreciation right, or stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate if, and to the extent, (a) such award is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation, or (b) such award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such award. Any such awards that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event the holder’s employment or services should subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the Company for cause or by the holder voluntarily without good reason.

      Business Combination Agreements. The Company has entered into an agreement with each of its officers that provides for payments in the event that the employee’s employment is terminated by the Company other than for cause, or by the employee for good reason, within two years after certain business combination transactions, including but not limited to changes of control. The agreements provide for the continuation of benefits and continued employment or pay for two and one-half years of annual salary and average bonus, and, in the event of certain taxation of payments made under these agreements, additional payments necessary for the officers to receive the benefits contemplated by the agreements. Until July 2000, the business combination agreement contained a limitation on benefits which would have reduced the maximum benefit payable by the value of any stock option acceleration resulting from a corporate transaction. In July 2000, the Board agreed to amend the business combination to remove this “cap” on benefits, which brought the Company’s policy in line with several of its peer companies.

      Service Agreement. In June 2000, the Company and Shurgard Self Storage S.C.A. (“Shurgard Europe”) entered into a Service Agreement with Mr. Grant covering the terms of his employment as President of Shurgard Europe through June 2003 and replacing his business combination agreement. Mr. Grant’s salary and benefits are paid by the Company and reimbursed by Shurgard Europe. Under the Service Agreement, Mr. Grant is entitled to certain payments including a maximum of two and one-half years of annual salary and average bonus as well as benefits from the Company in the event that the Company does not offer him a suitable position in the United States on the expiration of the agreement.

      Vision 2003 Bonus Plan. In 1999, the Board approved a bonus plan known as Vision 2003. Under the terms of the Plan, employees of the Company will share a potential one time bonus payment of $50 million dollars. The bonus is an all or nothing bonus, earned upon achievement of the equivalent of $5.00 funds from operations (“FFO”) per share annually (for a detailed definition of FFO please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001). The $5.00 FFO threshold will be measured by annualizing any single quarter FFO; e.g. a fiscal quarter FFO of $1.25 is equivalent to $5.00 FFO annually and will result in payment of the bonus. This goal must be achieved by December 31, 2003 or no bonus will be paid. The bonus is payable to all employees based on length of service and position within the company and is subject to adjustment by the Board for unplanned expansion of existing business or new business ventures.

Audit Committee Report

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein. The members of the Audit Committee are Mr. Hutchinson, Mr. Porter, and Mr. Smith as Chairman, each of whom is independent of the Company and its management as defined by New York Stock Exchange listing standards. On April 27, 2000, the Board of Directors, on recommendation of the Audit Committee, adopted a revised charter. The Audit Committee’s responsibilities include the following:

(i)	Monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside auditors;

(ii)	Matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1);

(iii)	Overseeing management’s implementation of effective systems of internal financial controls and monitoring their progress and results.

      The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the

Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met five times during fiscal 2001. Members of the Audit Committee met with both management and the Company’s outside auditors, Deloitte & Touche LLP (“Deloitte & Touche”), to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. The Audit Committee’s review included discussion with Deloitte & Touche on those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Audit Committee also discussed with Deloitte & Touche matters relating to their independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

      In late 2001, the Audit Committee also met with management and Deloitte & Touche concerning the Company’s announcements on November 8 and November 16 that a change in advice from the firm regarding accounting treatment of four development joint ventures would require a restatement of the Company’s financial results. The Audit Committee reviewed the material presented and recommended that the Board of Directors approve the filing of restated financial statements, which was accomplished on December 4, 2001.

      On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

      The members of the Audit Committee are Mr. Hutchinson, Mr. Porter and Mr. Smith as Chairman. In accordance with revised NYSE rules, the Board of Directors is required to make a determination as to the “independence” of each member of the Audit Committee who has, or had within the past three years, a business relationship with the Company. The Board of Directors has made the determination that in its business judgment that it is in the best interests of the stockholders that Mr. Porter continue to serve on the Audit Committee based on his extensive financial expertise and experience, and that his business relationship with the Company as a former senior executive for the Company’s principal bank does not interfere with his exercise of independent judgment as a member of the Audit Committee and the Board of Directors.

Respectfully submitted,

W. J. Smith, Chair
George P. Hutchinson
W. Thomas Porter

INDEPENDENT AUDITORS

      Deloitte & Touche LLP, which audited the Company’s accounts for the last fiscal year, has been the Company’s independent auditor since the Company’s inception. Representatives of Deloitte & Touche LLP are expected to attend the 2002 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $254,478.

Financial Information Systems Design and Implementation Fees

      The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 were $0.

All Other Fees

      The aggregate fees billed by Deloitte for services rendered to the Company for the year ended December 31, 2001, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” were $659,198, including audit related services of $515,508. Audit related services generally include fees for consents and comfort letters, audit of the Company’s employee benefit plan, and stand-alone audits of certain of the Company’s subsidiaries.

PROPOSAL 2: AMENDMENT OF THE COMPANY’S 2000 LONG-TERM INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S CLASS A COMMON STOCK
FOR WHICH AWARDS MAY BE GRANTED FROM 1,400,000 SHARES TO 2,800,000 SHARES

      At the Annual Meeting there will be submitted to stockholders a proposal to amend the Company’s 2000 Long-Term Incentive Plan (“2000 Plan”) to increase the number of shares for which options may be granted from 1,400,000 to 2,800,000 shares. On January 31, 2002, the Board of Directors approved the proposed amendment to the 2000 Plan, subject to stockholder approval. If the proposed amendment is not approved by the Company’s stockholders it is automatically null and void. The Board approved the amendment to ensure that the Company will continue to be able to grant options to those employees, officers, directors, consultants and agents of the Company and its subsidiaries who are key to the Company’s growth and success, and to encourage them to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company. The 2000 Plan currently authorizes the issuance of up to 1,400,000 shares of Class A Common Stock for issuance under the plan. Subject to adjustment for return of forfeited shares or stock splits, no more than 400,000 shares may be issued as stock awards (including restricted stock), or other stock-based awards other than stock options under the 2000 Plan. Also subject to such adjustment, no more than 500,000 shares may be subject to awards granted to any participant in any one fiscal year, except that one-time grants to newly hired or newly promoted individuals may be granted during a fiscal year, to the extent such limitations are required for compliance with certain provisions of Section 162(m) of the Internal Revenue Code, which precludes the Company from taking a tax deduction for compensation payments to executives in excess of $1 million, unless such payments qualify for the “performance-based” exemption from the $1 million limitation.

      As of March 15, 2002, the Company has outstanding options to purchase an aggregate of 1,200,814 shares of its Class A Common Stock under the 2000 Plan to 118 officers and employees, and has granted 72,314 shares of restricted stock to 12 current and former officers and four non-employee directors. After taking into account these grants, option exercises and cancellation of previously granted awards, there are approximately 68,534 shares of Class A Common Stock available for future award grants under the 2000 Plan (provided, however, in the event that options granted under the 2000 Plan terminate or expire without being exercised, shares not purchased under such lapsed options will again become generally available to be issued on the exercise of additional options granted). If the proposed amendment to the 2000 Plan is approved, the total number of options authorized plus the unexercised granted options under all of the Company’s plans, divided by the number of outstanding shares, also known as the “overhang” percentage will be approximately 13%. For further information regarding awards granted to the executive officers named in the Summary Compensation Table and to certain non-employee directors see “Executive Compensation — Compensation of Directors” above.

      The proposed amendment to the 2000 Plan is subject to the approval of the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and present at the Annual Meeting. Abstention votes are counted in determining the total number of votes cast on this proposal and thus have the effect of a vote against the proposal. There can be no broker non-votes on the proposed amendment to the 2000 Plan since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE 2000 PLAN.

SOLICITATION OF PROXIES

      The proxy card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. D. F. King & Co., Inc. may solicit proxies at an approximate cost of $11,500, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All the costs of soliciting proxies will be paid by the Company.

OTHER MATTERS

      The Company knows of no other matters that are likely to be brought before the 2002 Annual Meeting. If, however, other matters not now known or determined come before the 2002 Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders must be received in written form to be considered for inclusion in the Proxy Statement and proxy card for the Company’s 2003 Annual Meeting of Stockholders by the Secretary of the Company no later than November 28, 2002.

      In addition, the Company’s Bylaws include advance notice provisions that require stockholders desiring to bring nominations or other business before an annual shareholder meeting to do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, shareholders give timely written notice to the Secretary of the Company regarding such nominations or other business. To be timely, a notice must be delivered to the Secretary at the principal executive offices of the Company no later than 90 days prior to the date of such annual meeting (or, if the annual meeting is not held on the second Tuesday of May and the Company provides less than 90 days’ notice of such meeting, no later than 10 days after the date of the notice).

      Accordingly, subject to the exception noted above, a shareholder who intends to present a proposal at the 2003 Annual Meeting without inclusion of the proposal in the Company’s proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no later than February 12, 2003. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

      A copy of the Company’s 2001 Annual Report has been mailed to each stockholder of record. Additional copies of the annual report may be obtained without charge by writing or calling the Company’s Investor Relations Department at (800) 955-2235.

By Order of the Board of Directors,

CHRISTINE M. MCKAY
Secretary

Seattle, Washington

March 29, 2002

ANNUAL MEETING OF STOCKHOLDERS OF

SHURGARD STORAGE CENTERS, INC.

May 14, 2002

Co. #	Acct. #

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS   è

SHURGARD STORAGE CENTERS, INC.

PROXY FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles K. Barbo and Harrell L. Beck, and each of them, as Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated on the reverse side all the shares of Class A Common Stock and Class B Common Stock, par value $.001 per share (collectively, the “Common Stock”), of Shurgard Storage Centers, Inc. held of record by the undersigned on March 19, 2002, at the 2002 Annual Meeting of Stockholders to be held on May 14, 2002, or any adjournment or postponement thereof, as follows:

IMPORTANT- PLEASE DATE AND SIGN ON THE OTHER SIDE

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
SHURGARD STORAGE CENTERS, INC.

May 14, 2002

Please Detach and Mail in the Envelope Provided

A	☑	Please mark your votes as in this example

The Board of Directors recommends a vote
“FOR all nominees” in Item 1, and “FOR” Item 2.

1.	Election of the following two	FOR	WITHHELD	Nominees:
	nominees to serve as directors for the terms shown at right or until their successors are elected and qualified:			(Class 2, Three-Year Terms) W. Thomas Porter Raymond A. Johnson

WITHHOLD AUTHORITY to vote for the following only: (write the name(s) of the nominee(s) in the space below):

		FOR	AGAINST	ABSTAIN
2.	To approve the amendment of the Company’s 2000 Long-Term Incentive Plan to increase the number of shares of the Company’s Class A Common Stock for which awards may be granted from 1,400,000 shares to 2,800,000 shares.

In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1, AND “FOR” ITEM 2.

The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement dated March 29, 2002.

YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

Signature_____________________________Signature, if held jointly___________________________Dated:_____________,2002

NOTE:	Please sign above exactly as your name appears on this proxy card. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.